UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2023

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35798 (Commission File No.)	77-0557236 (IRS Employer Identification No.)

830 Morris Turnpike, 4th Floor Short Hills, New Jersey 07078 (Address of principal executive offices and zip code)

(973) 200-3010 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the below-reported resignations of three members of the board of directors (the “Board”) of Humanigen, Inc. (the “Company”), the Company notified The Nasdaq Stock Market of the Company’s non-compliance with each of Nasdaq Rule 5605(b)(1), which requires a Nasdaq-listed company to have a board of directors comprised of a majority of independent directors; and Nasdaq Rule 5605(c)(2), which requires a Nasdaq-listed company to have an audit committee of the board of directors comprised of at least three independent directors meeting the eligibility requirements of that Rule.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2023, John Hohneker resigned from the Board, and on July 19, 2023 Cheryl Buxton and Kevin Xie both resigned from the Board, in each case with immediate effect. The decisions of Dr. Hohneker, Ms. Buxton and Mr. Xie to resign were not the result of disagreements with Humanigen on any matter relating to Humanigen's operations, policies or practices.

Item 8.01	Other Events.

Corporate Update

The Company’s negotiations with a privately held biopharmaceutical company relating to a proposed business combination, as disclosed in the Company’s Quarterly Report on Form 10-Q filed on May 15, 2023, have ended without execution of a definitive agreement. In addition, the Company has been unsuccessful in its attempt to identify and complete another strategic or equity financing transaction in the first half of 2023 on terms sufficient to enable the Company to regain compliance with applicable Nasdaq listing requirements within the extended compliance period of August 21, 2023. The Company further has been unsuccessful in raising debt or equity financing in sufficient amounts and with acceptable terms to fund the Company’s operations going forward.

In light of these developments and the matters discussed above under Item 3.01, on July 21, 2023, the Company notified the Nasdaq Hearings Panel (the “Panel”) that it does not expect to be able to demonstrate compliance with all applicable criteria for listing on The Nasdaq Capital Market by August 21, 2023, including the $1.00 minimum bid price per share requirement set forth in Nasdaq Listing Rule 5550(a)(2) and the $35 million market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2). As a result, the Company received a letter on the evening of July 24, 2023 indicating that the Panel will delist the shares of the Company from the Nasdaq Capital Market and trading in the Company shares will be suspended from Wednesday, July 26, 2023. The shares will commence trading on the OTC Pink Market. The suspension from trading and delisting from the Nasdaq Capital Market likely would adversely affect the liquidity of the Company’s common stock and its ability to raise additional capital.

In light of the above, and the Company’s limited cash and cash equivalents, the Company anticipates that it will not be able to continue as a going concern and is exploring all restructuring options, which may include commencing a bankruptcy or other insolvency proceeding sometime in the third quarter of 2023. In that regard, the Company is evaluating term sheets relating to potential sales of assets in a bankruptcy proceeding. Given the Company’s lack of liquidity, any such bankruptcy filing may result in a complete or substantial loss of value for holders of our common stock.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HUMANIGEN, INC.

Dated: July 24, 2023	By:	/s/ Cameron Durrant
	Name:	Cameron Durrant
	Title:	Chairman of the Board and Chief Executive Officer